Exhibit 99.1

Hayward Holdings Announces Corporate Relocation To North Carolina

Leading Manufacturer of Pool Equipment Will Move Corporate Functions to Charlotte and Clemmons

BERKELEY HEIGHTS, N.J. (March 29, 2021) — Hayward Holdings, Inc. (NYSE: HAYW) a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, will relocate its corporate office functions to North Carolina from Berkeley Heights, New Jersey. Hayward will move its senior leadership team, human resources, US sales leadership, finance and other functions to Charlotte. As part of the relocation, a number of operational jobs will also move from New Jersey to an existing Hayward production facility in Clemmons, North Carolina. The facility already employs 850 people, which includes the addition of approximately 100 jobs over the past year. Hayward currently has approximately 90 corporate employees in New Jersey.

“This is a strategic decision for Hayward to concentrate all business functions in North Carolina to improve collaboration, decision-making and customer service,” said CEO Kevin Holleran. “New Jersey has been a wonderful home to our company over the decades and we will always appreciate our heritage. Expanding our presence in North Carolina will move us closer to critical growth markets for our products and create easier access to connect with our customers, distributors and channel partners in the rapidly growing outdoor living category.”

Hayward evaluated multiple relocation sites before determining North Carolina best fit the interests of the company. A number of different entities, including the North Carolina Department of Commerce, Economic Development Partnership of North Carolina, Forsyth County Government, Charlotte Regional Business Alliance, Greater Winston-Salem, Inc., Mecklenburg County and Forsyth County, provided valuable support and assistance for this strategic decision.

The corporate relocation from Berkeley Heights does not impact any other Hayward location in the United States or globally. Relocation will begin in summer 2021 and be largely complete by spring 2022.

About Hayward Holdings, Inc.

Hayward Holdings, Inc. (NYSE: HAYW) is a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems. Hayward designs, manufactures and markets a full line of innovative, energy-efficient pool and spa equipment, with brands including AquaVac®, AquaRite®, ColorLogic®, Navigator®, OmniLogic®, OmniHub™, TriStar®, Super Pump®, TurboCell®, pHin™, CAT Controllers®, HCP Pumps and Saline C® Series.

For more information, contact Monty Hagler at monty@rlfcommunications.com or (336) 553-1801.